Exhibit 8.3

     :100022
36-37/F, SK Tower, 6A Jianguomenwai Avenue, Beijing 100022, People’s Republic of China
Tel: (8610) 5957-2288 Fax: (8610) 5957-2255/2277
http://www.zhonglun.com

To:	MIE Holdings Corporation Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 100101

Date:	April 16, 2010
Re: American Depositary Shares of MIE Holdings Corporation (the “Company”)
Dear Sirs:
     In connection with the public offering on the date hereof of American Depositary Shares (“ADSs”), which represent ordinary shares, par value $0.001 per share (the “Ordinary Shares”), of the Company pursuant to the registration statement on Form F-1,filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 16, 2010 (the “Registration Statement”), you have requested our opinion concerning the statements in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” and the caption “Taxes and Levies in Petroleum Industry” in the “Regulation” section.
     The facts and relevant agreements, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement and the Company’s responses to our examinations and inquiries.
     In our capacity as PRC counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation, or audit of the facts set forth in the above-referenced documents.

     We are opining herein as to the effect on the subject transaction only of the relevant PRC tax laws and we express no opinion with respect to the applicability thereto, or the effect thereon, of other laws of the PRC, or the laws of any other jurisdictions.
     Based on such facts and subject to the limitations set forth in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” and the caption “Taxes and Levies in Petroleum Industry” in the “Regulation” section constitute our opinion as to the material tax consequences of an investment in the ADSs or Ordinary Shares and the material taxes and levies in the petroleum industry. No opinion is expressed as to any matter not discussed herein.
     This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on the PRC tax laws, which are subject to change either prospectively or retroactively.
     This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose. However, this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of U.S. securities laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Zhong Lun Law Firm

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